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Constellation Promotes Jay Wright
to President of North American
Wine Business

VICTOR, N.Y., Dec. 1, 2009 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading wine company, announced today that it has promoted Jay Wright to president of Constellation Wines North America (CWNA) effective immediately. The CWNA organization includes Constellation Wines U.S. (CWUS) and Vincor Canada.
The company also announced that José F. Fernandez, chief executive officer (CEO) of CWNA, has begun a leave of absence due to personal medical reasons.
A native of Montreal, Wright was named executive vice president and chief commercial officer of CWUS in March, 2009. Prior to the post, he served as president of Vincor Canada for seven years.  A graduate of Queen’s University in Canada, Wright held management positions at Molson, Nabisco, and Procter & Gamble in Canada and at Borden Foods Corporation in the U.S. In his current role, Wright reports to Rob Sands, president and CEO of Constellation Brands, Inc. and will continue to do so in his new role.

About Constellation Brands

    Constellation Brands is the world’s leading wine company that achieves success through an unmatched knowledge of wine consumers paired with storied brands that suit varied lives and tastes. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

-more-

Constellation Brands (NYSE: STZ and STZ.B; ASX: CBR) is an S&P 500 Index and Fortune 1000® company with more than 100 total brands in our portfolio, sales in about 150 countries and operations in approximately 50 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation Brands and its product portfolio visit the company's web site at www.cbrands.com.

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